Pricing Supplement To product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Pricing Supplement No. 2821B Registration Statement No. 333-206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 3, 2017

Deutsche Bank AG $ Phoenix Autocallable Securities Linked to the Common Stock of Regions Financial Corporation due May 13, 2020
General

•	The securities (the “securities”) are linked to the performance of the common stock of Regions Financial Corporation (the “Underlying”) and may pay a Contingent Coupon of at least $23.875 (to be determined on the Trade Date) per $1,000 Face Amount of securities on the relevant Coupon Payment Dates. The Contingent Coupon will be payable on a Coupon Payment Date only if the Closing Price of the Underlying on the applicable Observation Date is greater than or equal to the Coupon Barrier, which is equal to 70.00% of the Initial Price. The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments.

•	The securities will be automatically called if the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price. If the securities are automatically called, investors will receive a cash payment per $1,000 Face Amount of securities on the applicable Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date. If the securities are not automatically called and the Final Price is greater than or equal to the Trigger Price (70.00% of the Initial Price), investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called and the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. Investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Final Price is less than the Trigger Price. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due May 13, 2020

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about May 8, 2017 (the “Trade Date”) and are expected to settle on or about May 11, 2017 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	The common stock of Regions Financial Corporation (Ticker: RF)
Contingent Coupon Feature:

•     If the Closing Price of the Underlying on any Observation Date is greater than or equal to the Coupon Barrier, you will receive the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.

•     If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and you will not receive any payment on the related Coupon Payment Date.

The Contingent Coupon will be a fixed amount as set forth in the table under “Contingent Coupon” below. If the securities are automatically called prior to the Final Valuation Date, the Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be owed to you under the securities.

Coupon Barrier:	70.00% of the Initial Price

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $943.60 to $963.60 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-4 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$18.50	$981.50
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions in an amount of $18.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

May     , 2017

(Key Terms continued from previous page)

Observation Dates[1,2]:	As set forth in the table under “Contingent Coupon” below
Coupon Payment Dates[1,2]:	As set forth in the table under “Contingent Coupon” below. For the final Observation Date, the related Coupon Payment Date will be the Maturity Date.
Contingent Coupon:	The table below sets forth each Observation Date, Coupon Payment Date, Call Settlement Date and Contingent Coupon applicable to such Observation Date.
	Observation Date	Coupon Payment Date / Call Settlement Date	Contingent Coupon* (per $1,000 Face Amount of Securities)
	August 8, 2017	August 11, 2017	$23.875
	November 8, 2017	November 13, 2017	$23.875
	February 8, 2018	February 13, 2018	$23.875
	May 8, 2018	May 11, 2018	$23.875
	August 8, 2018	August 13, 2018	$23.875
	November 8, 2018	November 14, 2018	$23.875
	February 8, 2019	February 13, 2019	$23.875
	May 8, 2019	May 13, 2019	$23.875
	August 8, 2019	August 13, 2019	$23.875
	November 8, 2019	November 14, 2019	$23.875
	February 10, 2020	February 13, 2020	$23.875
	May 8, 2020 (Final Valuation Date)	May 13, 2020 (Maturity Date)	$23.875
	*The actual Contingent Coupon will be determined on the Trade Date, but will not be less than $23.875.
Automatic Call:	The securities will be automatically called if the Closing Price of the Underlying on any Observation Date) is greater than or equal to the Initial Price. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following such Call Settlement Date.
Call Settlement Date[1,2]:	As set forth in the table under “Contingent Coupon” above. For the final Observation Date, the Call Settlement Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Underlying on the Final Valuation Date.

•     If the Final Price is greater than or equal to the Trigger Price, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.

•     If the Final Price is less than the Trigger Price, you will receive a cash payment per $1,000 Face Amount of securities calculated as follows:

$1,000 + ($1,000 x Underlying Return)

If the securities are not automatically called and the Final Price is less than the Trigger Price, the Underlying Return will be negative and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

Underlying Return:	The Underlying Return will be calculated as follows:
	Final Price – Initial Price Initial Price The Underlying Return may be positive, zero or negative.
Trigger Price:	70.00% of the Initial Price
Initial Price:	The Closing Price of the Underlying on the Trade Date.
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent
Stock Adjustment Factor:	Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.
Trade Date[2]:	May 8, 2017
Settlement Date[2]:	May 11, 2017
Final Valuation Date[1,2]:	May 8, 2020
Maturity Date[1,2]:	May 13, 2020
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MAT8 / US25155MAT80

1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Coupon Payment Date and Call Settlement Date, as applicable, will be postponed accordingly as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2 In the event that we make any changes to the expected Trade Date or Settlement Date, the Observation Dates, Coupon Payment Dates, Call Settlement Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches. This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will depend on the Closing Price of the Underlying on each Observation Date (including the Final Valuation Date). The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and examples below may have been rounded for ease of analysis, and it has been assumed that no event affecting the Underlying has occurred during the term of the securities that would cause the calculation agent to adjust the Stock Adjustment Factor.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon payment) upon an Automatic Call on each Observation Date.

Observation Date	Call Settlement Date	Payment upon an Automatic Call ($) (per $1,000 Face Amount of Securities)
August 8, 2017	August 11, 2017	$1,000.00
November 8, 2017	November 13, 2017	$1,000.00
February 8, 2018	February 13, 2018	$1,000.00
May 8, 2018	May 11, 2018	$1,000.00
August 8, 2018	August 13, 2018	$1,000.00
November 8, 2018	November 14, 2018	$1,000.00
February 8, 2019	February 13, 2019	$1,000.00
May 8, 2019	May 13, 2019	$1,000.00
August 8, 2019	August 13, 2019	$1,000.00
November 8, 2019	November 14, 2019	$1,000.00
February 10, 2020	February 13, 2020	$1,000.00
May 8, 2020 (Final Valuation Date)	May 13, 2020 (Maturity Date)	$1,000.00

If the securities are called on an Observation Date, the investor will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following such Call Settlement Date.

If the securities are not called:

The following table illustrates the hypothetical Payments at Maturity (excluding any Contingent Coupons) per $1,000 Face Amount of securities for a hypothetical range of performances if the securities are not automatically called. The hypothetical Payments at Maturity set forth in the table below reflect the Coupon Barrier and Trigger Price of 70.00% of the Initial Price. The actual Initial Price, Coupon Barrier and Trigger Price will be determined on the Trade Date.

Hypothetical Underlying Return (%)	Hypothetical Payment at Maturity (excluding any Contingent Coupon) ($)	Hypothetical Return on the Securities at Maturity (excluding any Contingent Coupon) (%)
100.00%	N/A	N/A
90.00%	N/A	N/A
80.00%	N/A	N/A
70.00%	N/A	N/A
60.00%	N/A	N/A
50.00%	N/A	N/A
40.00%	N/A	N/A
30.00%	N/A	N/A
20.00%	N/A	N/A
10.00%	N/A	N/A
0.00%	N/A	N/A
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%

-31.00%	$690.00	-31.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Final Price is greater than or equal to the Initial Price.

Hypothetical Examples of Amounts Payable on the Securities

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Contingent Coupon of $23.875 that may be payable on one or more of the Coupon Payment Dates.The actual Contingent Coupon will be determined on the Trade Date, but will not be less than $23.875.

Example 1: The Closing Price of the Underlying is greater than the Initial Price on the first Observation Date. Because the Closing Price of the Underlying on the first Observation Date is greater than the Initial Price, the securities are automatically called on the first Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the first Observation Date is greater than the Coupon Barrier (70.00% of the Initial Price), the investor will receive the Contingent Coupon on the Call Settlement Date. As a result, the investor will receive a total of $1,023.875 per $1,000 Face Amount of securities over the approximately three months the securities were outstanding before they were automatically called.

Example 2: The Closing Price of the Underlying is less than the Initial Price, but greater than the Coupon Barrier, on each of the Observation Dates prior to the final Observation Date and is 105.00% of the Initial Price on the final Observation Date. Because the Closing Price of the Underlying on the final Observation Date is greater than the Initial Price, the securities are automatically called on such Observation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on each of the Observation Dates is greater than the Coupon Barrier, the investor will receive the Contingent Coupon on each Coupon Payment Date (including the Maturity Date). As a result, the investor will receive a total of $1,286.50 per $1,000 Face Amount of securities over the three year term of the securities.

Example 3: The Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates prior to the final Observation Date and is 110.00% of the Initial Price on the final Observation Date. Because the Closing Price of the Underlying on the final Observation Date is greater than the Initial Price, the securities are automatically called on such Observation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the final Observation Date is greater than the Coupon Barrier but the Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates prior to the final Observation Date, the investor will receive the Contingent Coupon only on the Maturity Date. As a result, the investor will receive a total of $1,023.875 per $1,000 Face Amount of securities over the three year term of the securities.

Example 4: The Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates prior the final Observation Date and the Final Price is 90.00% of the Initial Price. Because the Closing Price of the Underlying on each of the Observation Dates is less than the Initial Price, the securities are not automatically called. Because the Final Price is greater than the Trigger Price (70.00% of the Initial Price), the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the final Observation Date is greater than the Coupon Barrier but the Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates prior to the final Observation Date, the investor will receive the Contingent Coupon only on the Maturity Date. As a result, the investor will receive a total of $1,023.875 per $1,000 Face Amount of securities over the three year term of the securities.

Example 5: The Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates and the Final Price is 40.00% of the Initial Price, resulting in an Underlying Return of -60.00%. Because the Closing Price of the Underlying on each of the Observation Dates is less than the Initial Price, the securities are not automatically called. Because the Final Price is less than the Trigger Price, the investor will receive on the Maturity Date a cash payment of $400.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + ($1,000 x Underlying Return)

$1,000 + ($1,000 x -60.00%) = $400.00

Because the Closing Price of the Underlying on each of the Observation Dates is less than the Coupon Barrier, the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $400.00 per $1,000 Face Amount of securities over the three year term of the securities, resulting in a loss of 60.00% on the securities.

Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons only if the Closing Price of the Underlying is greater than or equal to the Coupon Barrier on the relevant Observation Date. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Price of the Underlying will be less than the Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing a significant portion or all of your investment if the securities are not automatically called and the Final Price is less than the Trigger Price. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately three years, the securities will be automatically called before maturity if the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price, and you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. Therefore, the term of the securities could be as short as approximately three months. No Contingent Coupon will accrue or be payable following the Call Settlement Date. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically called.

•	CONTINGENT COUPON PAYMENTS — Unless the securities are previously automatically called, Contingent Coupon payments, if any, will be paid in arrears on the relevant Coupon Payment Dates only if the Closing Price of the Underlying on the relevant Observation Date is greater than or equal to the Coupon Barrier.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called but the Final Price is greater than or equal to the Trigger Price, for each $1,000 Face Amount of securities, you will receive a cash payment at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called and the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your investment in the securities.

•	RETURN LINKED TO THE PERFORMANCE OF THE UNDERLYING — The return on the securities, which may be positive, zero or negative, is linked to the performance of the common stock of Regions Financial Corporation as described herein. For more information on the Underlying, please see “The Underlying” in this pricing supplement.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA’ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the securities and gross proceeds from any taxable disposition of a security (including retirement) as subject to withholding under FATCA. However, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) from the taxable disposition of a security occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date only if the Final Price is greater than or equal to the Trigger Price. However, if the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICE OF THE UNDERLYING — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due. You will not participate in any increase in the price of the Underlying even if the Final Price of the Underlying is greater than or equal to the Initial Price. The maximum payment upon an Automatic Call or at maturity, as applicable, will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the price of the Underlying, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, you will not receive the Contingent Coupon applicable to such Observation Date. If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, you will not receive any Contingent Coupons during the entire term of the securities and therefore you will not receive a positive return on your investment. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the price of the Underlying tends to be lower than the Trigger Price.

•	A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER AND TRIGGER PRICE FOR THE UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF THE UNDERLYING, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set on the Trade Date, the greater the expectation is at that time that the Underlying may close below the Coupon Barrier on an Observation Date (resulting in a missed Contingent Coupon) or the Final Price will be less than the Trigger Price (resulting in a loss of a significant portion or all of your investment). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barrier and the Trigger Price, are based, in part, on the expected volatility of the Underlying at the time the terms of the securities are set on the Trade Date, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier and Trigger Price for the Underlying. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier and Trigger Price for the Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of a significant portion or all of your initial investment at maturity.

•	REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	The SECURITIES May Be Written Down, Be Converted Into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlying. For instance, you will not participate in any potential increase in the price of the Underlying, which could be significant.

•	IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the price of the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the Underlying or another party makes a partial tender or partial exchange offer for the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying or any other security received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	SINGLE STOCK RISK — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying and its issuer, please see “The Underlying” in this pricing supplement and such issuer’s SEC filings referred to in that section.

•	THERE IS NO AFFILIATION BETWEEN THE ISSUER OF THE UNDERLYING AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE UNDERLYING OR THE ISSUER OF THE UNDERLYING — We are not affiliated with the issuer of the Underlying. However, we or our affiliates may currently, or from time to time in the future, engage in business with the issuer of the Underlying, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying by, or providing advisory services (including merger and acquisition advisory services) to, such issuer. In the course of this business, we or our affiliates may acquire non-public information about the issuer of the Underlying and we will not disclose any such information to you. Nevertheless, neither we nor any of our affiliates have participated in the preparation of, or verified, any information about the Underlying or the issuer of the Underlying. You, as an investor in the securities, should make your own investigation into the Underlying and the issuer of the Underlying. The issuer of the Underlying is not involved in the securities offered hereby in any way and has no obligation of any sort with respect to your securities. The issuer of the Underlying has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust the Stock Adjustment Factor, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical closing prices of the Underlying and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier;

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the securities;

•	the dividend rate of the Underlying;

•	the real and anticipated results of operations of the issuer of the Underlying;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price of the Underlying and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the price of the Underlying and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities, Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Underlying and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlying that affect whether Contingent Coupons are paid and whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE UNDERLYING

All disclosures contained in this pricing supplement regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying.

Included below is a brief description of the issuer of the Underlying. We obtained the historical closing price information set forth below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Regions Financial Corporation

According to publicly available information, Regions Financial Corporation is a financial holding company that provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of asset management, wealth management, securities brokerage, insurance, trust services and other specialty financing. Information filed by Regions Financial Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34034, or its CIK Code: 0001281761. The common stock of Regions Financial Corporation is traded on the New York Stock Exchange under the symbol “RF.”

HISTORICAL INFORMATION

The following graph sets forth the historical performance of the common stock of Regions Financial Corporation based on its daily closing prices from May 2, 2012 through May 2, 2017. The closing price of Regions Financial Corporation on May 2, 2017 was $13.84. The graph below also indicates by a broken line a hypothetical Coupon Barrier and Trigger Price equal to 70.00% of $13.84, which was the closing price of the common stock of Regions Financial Corporation on May 2, 2017. The actual Initial Price, Coupon Barrier and Trigger Price will be determined on the Trade Date. We obtained the historical closing prices of the Underlying below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance and no assurance can be given as to the Closing Price of the Underlying on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a discount or commission but will allow as a concession or reallowance to other dealers discounts and commisions of 1.85% or $18.50 per $1,000 Face Amount of securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.